Exhibit 10.3

INVESTOR RIGHTS AGREEMENT

dated as of March     , 2017

between

POWER SOLUTIONS INTERNATIONAL, INC.,

and

WEICHAI AMERICA CORP.

i

ii

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of March     , 2017 between Power Solutions International, Inc., a Delaware corporation (the “Company”), and Weichai America Corp., a company organized under the laws of State of Illinois (the “Investor”).

RECITALS

WHEREAS, the Investor and the Company have entered into that certain Share Purchase Agreement dated as of March 20, 2017 (the “Share Purchase Agreement”) pursuant to which the Company has agreed to issue and sell to the Investor certain Securities (as hereinafter defined), on the terms and conditions set forth therein; and

WHEREAS, this Agreement is being entered into by the parties hereto in connection with the transactions contemplated under the Share Purchase Agreement and sets forth certain rights and obligations of the parties hereto in connection with the transactions contemplated under the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“Additional Warrant” has the meaning contemplated under the Share Purchase Agreement.

“Affiliate” means (a) in the case of a Person that is a natural person, such Person’s (i) parents, (ii) spouse and the spouse’s parents and siblings, (iii) siblings and their spouses, (iv) descendants and their spouses (whether by blood or adoption and including stepchildren), and (v) any entity Controlled by such Person; and (b) in the case of a Person that is an entity, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such first Person, including such first Person’s subsidiaries and holding companies and the subsidiaries of any such holding companies;

“Agreement” has the meaning set forth in the Preamble;

“Arbitral Tribunal” has the meaning set forth in Section 7.6(a);

“beneficial ownership” or “beneficially own” or similar term shall mean beneficial ownership as defined under Rule 13d-3 under the Exchange Act;

“Board” means the board of directors of the Company;

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the People’s Republic of China, Hong Kong or the City of New York, New York is authorized or obligated by law or executive order to remain closed;

“Certificate of Designation” means the Company’s Certificate of Designation of Series B Convertible Perpetual Preferred Stock filed with the Secretary of State of the State of Delaware as of the date hereof.

“Closing” has the meaning set forth in the Share Purchase Agreement;

“Closing Date” has the meaning set forth in the Share Purchase Agreement;

“Commission” means the SEC or any other federal agency at the time administering the Securities Act;

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company;

“Company” has the meaning set forth in the Preamble;

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company in effect from time to time;

“Company Bylaws” means the Bylaws of the Company in effect from time to time;

“Confidential Information” has the meaning set forth in Section 7.1;

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period (taken as a cumulative whole), as determined in accordance U.S. generally accepted accounting principles consistently applied, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with U.S. generally accepted accounting principles consistently applied, and excluding all extraordinary, non-recurring or unusual gains or losses;

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person;

“Control Restriction Period” has the meaning set forth in Section 2.3;

“Demand Notice” has the meaning set forth in Section 4.1(a);

“Election Notice” has the meaning set forth in ARTICLE I Section 5.2.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Exempt Registration” means a Registration by the Company relating solely to the sale of Securities to participants in any employee equity incentive plan adopted by the Company or Securities issued in connection with an acquisition or merger by the Company;

“Final Prospectus” has the meaning set forth in Section 4.5(a);

“Founders” shall mean Gary Winemaster and Kenneth Winemaster;

“group” when used in connection with the standstill shall mean any group of persons within the meaning of Section 13(d)(3) of the Exchange Act.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange;

“Incumbent Senior Management” has the meaning set forth in Section 2.3;

“Independent Director” means a director of the Company that satisfies the requirements to be an “Independent Director” as such term in Section 5605(A)(2) of the Nasdaq Listing Rules.

“Investor” has the meaning set forth in the Preamble;

“Investor Director” has the meaning set forth in Section 2.1(a);

“Issue Notice” has the meaning set forth in Section 5.1;

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over the Company or the Shareholders, as the case may be;

“LCIA Court” has the meaning set forth in Section 7.6(b);

“LCIA Rules” has the meaning set forth in Section 7.6(a);

“New Issuance Exceptions” means the following new issuances of Securities of the Company:

(a)    grant of any share options or warrants under any employee incentive plans or schemes, and issuance of any shares of Common Stock issuable upon exercise of any share options or warrants under such employee incentive plans or schemes in existence as of the date hereof or consented to by the Investor or to the extent approved by the Board in accordance with Section 3.1;

(b)    Common Stock issued upon conversion of the Preferred Stock or Securities as a dividend or distribution on the Preferred Stock;

(c)    Common Stock or Preferred Stock issued upon exercise of the Warrant, Additional Warrant or other warrants or options outstanding as of the date hereof or that are issued pursuant to the Share Purchase Agreement;

(d)    any other issuance of Common Stock (or other Securities) in connection with the exercise, conversion or exchange of any Securities outstanding as of the date hereof or issued hereafter as New Securities (in each case, pursuant to the terms of the relevant Securities as unmodified);

(e)    Securities issued in connection with a merger or acquisition of another company or business or joint venture or strategic partnership where the underlying transaction and terms have been previously approved by the Investor or at least one Investor Director (provided; that, for the avoidance of doubt, if Securities are issued in connection with a merger or acquisition of another company or business or joint venture or strategic partnership without the prior approval of the Investor or at least one Investor Director, such issuance of Securities will be treated as New Securities);

(f)    Securities issued in connection with any share split, share dividend, combination, recapitalization or similar transaction of the Company, which shall instead be subject to a customary adjustment to the Preferred Stock and the Warrant;

(g)    Securities issuable in a firmly underwritten registered public offering of the Common Stock; or

(h)    any other issuance of Securities whereby the Investor gives a written waiver of its rights under this Agreement at the Investor’s sole discretion,

provided that any new issuance of Securities would not constitute as a New Issuance Exception if it would result in the Investor no longer being the largest shareholder of the Company (for avoidance of doubt the Founders shall be deemed as one single stockholder for the purpose of calculating the shareholding hereunder);

“New Security” or “New Securities” has the meaning set forth in Section 5.1;

“Nasdaq” shall mean the Nasdaq Stock Market;

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority;

“Permitted Purchase” means any acquisition of Common Stock or other Securities (i) pursuant to conversion of the Preferred Stock or exercise of the Warrant or Additional Warrant,

(ii) pursuant to exercise of preemptive rights by the Investor pursuant to Section 5.3 of this Agreement, (iii) pursuant to the exercise of any right of first refusal under the Shareholders Agreement, (iv) upon the conversion or exercise of any rights under any other Securities beneficially owned by the Investor as of the date hereof or acquired by the Investor under clauses (i) through (iii), or any Securities issued as a distribution in respect thereof (including through any recapitalization, spin-off or similar event), and (v) upon issuance of any shares of Common Stock issuable upon exercise of any share options or warrants under any employee incentive plans or schemes in existence as of the date hereof, the Key Employee Retention Program (as defined in the Share Purchase Agreement) or consented to by the Investor or to the extent approved by the Board in accordance with Section 3.1.

“Preemptive Rights Closing Date” has the meaning set forth in Section 5.3;

“Preferred Stock” means the Series B redeemable convertible stock, par value $0.001 per share, of the Company;

“Registrable Securities” means the Common Stock (including any shares or other equity interests issued or issuable with respect to such Securities by way of stock dividends or stock splits or in connection with a combination of recapitalization, merger, reorganization, reclassification or similar transaction) held by the Investor; provided that, once issued, such Securities will not be Registrable Securities when (a) such Registrable Securities have been sold pursuant to an effective Registration Statement under the Securities Act, (b) such Registrable Securities have been sold pursuant to Rule 144, (c) such Registrable Securities shall have ceased to be outstanding or (d) such Registrable Securities are held by a Person who, together with its Affiliates, beneficially owns less than 5% of the Company’s Common Stock then outstanding that may be freely resold without restriction under Rule 144;

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement, which shall be modified or supplemented, as applicable. The terms “Register” and “Registered” have meanings correlative to the foregoing;

“Registration Statement” means a registration statement prepared on Form S-1 or Form F-1 under the Securities Act (or a successor form or substantially similar form then in effect) or a Shelf Registration Statement;

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor provision);

“Related Party Transactions” shall refer to transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” means any Common Stock or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Shareholder” or “Shareholders” means Persons who hold the Common Stock from time to time;

“Shareholders Agreement” means that certain Shareholders Agreement dated as of March 20, 2017 among the Company, Investor and Founders, as it may be amended, modified or supplemented from time to time in accordance with the terms thereof;

“Share Purchase Agreement” has the meaning set forth in Recitals;

“Shelf Registration Statement” means a registration statement prepared on Form S-3 or Form F-3 (or a successor form or substantially similar form then in effect) or another appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any successor provision);

“Significant Event” means the occurrence of any of the following events: (a) any person or group shall have acquired or entered into a binding definitive agreement that has been approved by the Board (or any duly constituted committee thereof) to acquire beneficial ownership of more than 50% of the outstanding Voting Securities of the Company or assets of the Company or its Subsidiaries representing more than 50% of the consolidated earnings power of the Company and its Subsidiaries, taken as a whole, (b) the announcement or commencement by any person or group of a tender or exchange offer to acquire Voting Securities which, if successful, would result in such person or group owning, when combined with any other Voting Securities owned by such person or group, more than 50% of the then outstanding Voting Securities, and in connection therewith, the Company files with the SEC a Schedule 14D-9 with respect to such offer that does not recommend that the Company’s stockholders reject such offer; or (c) the entry into by the Company or any of its Subsidiaries of any agreement with any party relating to any merger, sale or other business combination transaction pursuant to which more than 50% of the outstanding Securities of the Company would be converted into cash or securities of another person or group or more than 50% of the then outstanding Securities of the Company would be owned by persons other than the then current holders of shares of Common Stock of the Company, or which would result in all or a substantial portion of the Company’s assets being sold to any person or group; provided, however, that with respect to clauses (a), (b) and (c) of this sentence, the Investor and its Affiliates shall not have solicited, initiated, encouraged or taken any action to facilitate or assist or participate with any such other person or group in connection with any of the transactions contemplated by clauses (a), (b) and (c) of this sentence.

“Stockholder Approval” shall have the meaning accorded to such term in the Share Purchase Agreement;

“Stockholder Proposal” shall have the meaning accorded to such term in the Share Purchase Agreement;

“Strategic Collaboration Agreement” means shall mean the strategic collaboration agreement entered into between the Company and Weichai Power Co. Ltd. on March 20, 2017;

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture, or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person and, for the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person;

“Trading Day” means any day on which the U.S. national stock exchange on which the Common Stock are then listed and traded is open for trading in securities based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time);

“Transaction Documents” mean this Agreement, the Share Purchase Agreement, the Shareholder Agreement, and each of the other agreements and documents entered into or delivered by the parties hereto in connection with the transactions contemplated by the Share Purchase Agreement;

“Underwriting Election” has the meaning set forth in Section 4.1(e);

“U.S. Securities Laws” means the federal securities Laws of the United States, including the Exchange Act and the Securities Act, and any applicable securities Laws of any State of the United States;

“Violation” has the meaning set forth in Section 4.5(a);

“Voting Securities” means, with respect to the Company, at any time shares of any Securities which are then entitled to vote generally in the election of directors; provided, that for purposes of this definition any Securities which at such time are convertible or exchangeable into or exercisable for shares of Common Stock shall be deemed to have been so converted, exchanged or exercised; and

“Warrant” means the 2018 Warrant (as such term is defined in the Share Purchase Agreement).

Section 1.2    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)    when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b)    the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such term and any noun or pronoun shall be deemed to cover all genders; and

(f)    references to a Person are also to its successors and permitted assigns.

ARTICLE II

BOARD REPRESENTATION AND MANAGEMENT

Section 2.1    Board Representation Rights.

(a)    On the Closing Date, (i) the number of members of the Board shall be increased to seven (7) and (ii) the Company shall cause the appointment to the Board of two (2) individuals nominated by the Investor in writing prior the Closing, one of whom shall be appointed as the Chairman of the Board (each director designated by the Investor by right in accordance with this Section 2.1 (including Section 2.1(d)) or otherwise is referred to herein as an “Investor Director”); provided, that, the Company shall take all necessary steps to convene an annual meeting of its Stockholders as soon as possible, and in any event by no later than 180 days after the Closing, and, in connection with such meeting, take all necessary steps to nominate three (3) Investor Directors (or such other number as the Investor may be by right under Section 2.1(b) be entitled to nominate) for election to the Board in accordance with Section 2.1(b).

(b)    Subject to subsections (d), (e) and (f) of this Section 2.1, in connection with each meeting of stockholders of the Company at which Directors are to be elected to serve on the Board, the Company shall take all necessary steps to nominate at least such number of individuals nominated by the Investor for election to the Board as the Investor may be by right under Section 2.1(d), be entitled to designate as its representative on the Board (or such alternative persons who are proposed by the Investor and notified to the Company on or prior to any date set forth in the Company Certificate, the Company Bylaws, applicable Law or stock exchange requirement) (which, for the avoidance of doubt, shall initially be three (3) individuals), and the Company further agrees to use its reasonable best efforts to cause the election or appointment of such Investor Directors to the Board, including using its reasonable best efforts to cause the Board to unanimously recommend that the stockholders of the Company vote in favor of each Investor Director for election to the Board. If, for any reason, a candidate designated as an Investor Director is reasonably determined by the Board to be unqualified to serve on the Board because such appointment would constitute a breach of the fiduciary duties of the Board or applicable Law or stock exchange requirements, the Investor shall have the right to designate an alternative Investor Director to be so appointed, and the provisions of this Section 2.1(a) shall apply, mutatis mutandis, to such alternative Investor Director;

(c)    Each appointed or elected Investor Director will hold his or her office as a director of the Company for such term as is provided in the Company Certificate, the Company Bylaws or until his or her death, resignation or removal from the Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the Company Certificate, the Company Bylaws and applicable Law. If any Investor Director ceases to serve as a director of the Company for any reason during his or her term, the Company will use its reasonable best efforts to cause the Board to fill the vacancy created thereby with a replacement designated by the Investor;

(d)    Subject to applicable Law and applicable stock exchange requirements, the Investor shall have the right to designate at least (i) three (3) Investor Directors pursuant to this Section 2.1 for so long as the Investor owns Securities representing, in the aggregate, no less than thirty percent (30%) of the total outstanding Common Stock (calculated on a fully-diluted as-converted basis and excluding all Securities issued pursuant to the New Issuance Exceptions); (ii) two (2) Investor Directors pursuant to this Section 2.1 for so long as the Investor owns Securities representing, in the aggregate, no less than twenty percent (20%) of the total outstanding Common Stock (calculated on a fully-diluted as-converted basis and excluding all Securities issued pursuant to the New Issuance Exceptions), and (iii) one (1) Investor Director pursuant to this Section 2.1 for so long as the Investor owns Securities representing, in the aggregate, no less than ten percent (10%) of the total outstanding Common Stock (calculated on a fully-diluted as-converted basis and excluding all Securities issued pursuant to the New Issuance Exceptions). Upon such time as the Investor has exercised the Warrant in full, then (A) the Company shall, immediately upon the exercise of the Warrant, cause the appointment to the Board of one (1) additional individual nominated by the Investor or such additional numbers of individuals so the Investor Directors shall constitute the majority of the directors serving on the Board, and (B) for so long as the Investor owns Securities representing, in the aggregate, no less than forty percent (40%) of the total outstanding Common Stock (calculated on a fully-diluted as-converted basis and excluding all Securities issued pursuant to the New Issuance Exceptions), it shall have the right to designate at least four (4) Investor Directors or any additional number of Investor Directors pursuant to this Section 2.1 as necessary to ensure that the Investor Directors shall constitute the majority of the directors serving on the Board.

(e)    Nothing in this Section 2.1 shall prevent the Board from acting in accordance with its fiduciary duties or applicable Law or stock exchange requirements or from acting in good faith in accordance with the Company Certificate or the Company Bylaws, while giving due consideration to the intent of this Agreement. The Board shall have no obligation to appoint or nominate any Investor Director if such appointment or nomination would violate applicable Law or stock exchange requirements or result in a breach by the Board of its fiduciary duties to its stockholders; provided, however, that the foregoing shall not affect the right of the Investor to designate an alternate Investor Director; provided, however, that during any period when the Company is a “controlled company” within the meaning of the Nasdaq Listing Rules, the Company will take such measures as to avail itself of the exemptions available to it under Rule 5615 of the Nasdaq Listing Rules of Rules 5605(b), (d) and (e) (except for the requirements of subsection (b)(2) which pertain to executive sessions of Independent Directors) of the Nasdaq Listing Rules, provided further, that irrespective of whether the Company is a “controlled company” within the meaning of the Nasdaq Listing Rules, the Investor shall have the right to nominate all of its Investor Directors as non-Independent Directors serving on the Board, unless prohibited by the applicable Laws and stock exchange requirements.

(f)    The rights of the Investor set forth in this Section 2.1 shall be in addition to, and not in limitation of, such voting rights that the Investor may otherwise have as a holder of capital stock of the Company;

(g)    The Company recognizes that individuals associated with the Investor and its Affiliates will be Investor Directors and serve on the Board from time to time, and that such individuals (i) will from time to time receive non-public information concerning the Company and its Subsidiaries, and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 7.1) share such information with other individuals associated with the Investor and its Affiliates. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors and enabling the Investor, as a stockholder, to better evaluate the Company’s performance and prospects, but not for any other purpose to the detriment of the Company and its Affiliates. Notwithstanding the foregoing, the Investor Directors will not share any information if the Company informs the Investor Directors that such sharing could be reasonably expected to compromise or otherwise adversely affect the Company’s and its Affiliates ability to assert any attorney/client privilege or similar rights. The Company hereby irrevocably consents to such sharing; and

(h)    So long as any Investor Director serves on the Board, the Company at its sole cost and expense shall:

(i)    take out and maintain directors’ liability and indemnity insurance for the Investor Directors, each policy with an insured amount and other terms and conditions that shall be consistent with the Company’s practice; and

(ii)    indemnify and hold harmless the Investor Directors from and against any loss or damage incurred by them for any act or omission taken or suffered by the Investor Directors in connection with acting as a director of the Company, to the maximum extent permitted under applicable Law.

Section 2.2    Senior Management Representation.

The Investor shall have the right to appoint one (1) individual to serve in management role of vice president or an equivalent role and title, and once appointed pursuant to this Section 2.2 and other requirements under applicable Law, such individual shall be primarily responsible for oversee the collaboration between the Parties and shall have the main duties stipulated under the Strategic Collaboration Agreement, and shall report directly to the CEO of the Company (such role, the “Investor Vice President”). The Investor shall propose a qualified individual to serve as the Investor Vice President to the Company for its consent, which shall not be unreasonably withheld or delayed. Once such individual has been nominated by the Investor and approved the Company, the Company shall take all necessary actions to appoint the candidate proposed by the Investor to as the Investor Vice President, and shall use reasonable best efforts to obtain the necessary visa and work permit and employing him as an employee of the Company. The Investor Vice President shall be duly appointed by the Company as the vice president of the

Company at the Closing or immediately thereafter but no later than one (1) month after Closing, subject to obtaining the requisite visa and work permit required for such Investor Vice President if needed. In the event that the Investor Vice President cannot be appointed by the Company within the prescribed timeline due to the failure or delay of obtaining the requisite visa or work permit on time the Company shall appoint the Investor Vice President immediately upon obtaining the requisite visa and work permit without delay. The Investor Vice President shall be invited to attend all executive meetings of the Company and shall receive all relevant documents and information pertaining to such meetings.

Section 2.3    Related Party Transactions. The Investor acknowledges that Related Party Transactions (including transactions pursuant to the Share Purchase Agreement and the agreements relating thereto) shall be subject to approval pursuant to the relevant Nasdaq Listing Rules, rules and requirements of the SEC and other applicable Law.

ARTICLE III

BOARD RESERVED MATTERS

Section 3.1    Acts of the Company Requiring Consultation with and Approval from the Investor.

(a)    The Company agrees not to take, permit to occur, approve, authorize or commit to do any of the following actions set out in this Section 3.1, unless the Company has (1) provided written notice to the Investor of its intention to institute such actions sixty (60) days before such actions commence (it being agreed that providing notice of a proposed action to an Investor Director shall be deemed to be provision of notice to Investor), (2) discussed in good faith with the Investor and considered in good faith any comments and suggestions proposed by the Investor with the goal to obtain a consent from the Investor for such actions, (3) presented a written summary of agreement and disagreement with the Investor to the Board, and (4) the Board has approved such action pursuant to Section 3.1(b) and in accordance with the Company Certificate and the Company Bylaws:

(i)    create, participate in or terminate any partnership, consortium, joint venture or similar business arrangement;

(ii)    approve the annual budget and business plan, or make any material amendment to the approved annual budget and business plan that are either (i) with respect to any line item, in excess of ten percent (10%) of such line item amount, or (ii) with respect to the aggregate of such amended amounts, would result in a change to the Company’s budgeted net revenue or expenses, as applicable, in the approved the annual budget and business plan, as applicable, by five percent (5%) or more;

(iii)    cause or permit the creation of any encumbrance upon any assets, properties, interests or businesses, except any encumbrance (1) as contemplated in the approved annual budget plan in effect as of such time, (2) on assets with value not in excess of $500,000 or (3) encumbrances arising in the ordinary course of business as a matter of law;

(iv)    subject to Section 2.3 herein, appoint, remove or replace any “C-suite level” executive; and

(v)    approve, amend, modify or terminate any employee equity incentive plans.

(b)    Notwithstanding the provisions of Section 3.1(a), but subject to the limitations set forth in Section 3.1(c) below, the Company shall be able to approve and effect actions set forth in Section 3.1(a) if such action is approved by a majority of the Board (including at least one (1) Investor Director) and in accordance with the Company Certificate and the Company Bylaws. The Parties agree that the Investor shall be promptly informed and consulted regarding the recruitment of the chief executive officer (“CEO”), chief financial officer (“CFO”), and chief operating officer (“COO”) of the Company (“COO”), and the Investor shall have the right to propose candidates for such positions (except for the interim CEO who will replace the current CEO Gary Winemaster) to be considered for appointment by the Board in accordance with this Agreement, the Company Certificate and the Company Bylaws.

(c)    Notwithstanding the provisions of Section 3.1(a) and Section 3.1(b), but subject to the limitations set forth in Section 3.1(c) below, prior to obtaining Stockholder Approval, the Company shall not be permitted to approve and effect the following actions without the consent of the Investor (which consent shall not be unreasonably withheld or delayed):

(i)    issue or authorize the issuance of any securities (other than in connection with the Company’s existing employee incentive plans);

(ii)    incur or guarantee any indebtedness for borrowed money of any Person, other than (A) the incurrence or guarantee of indebtedness under the Company’s existing credit facilities as in effect on the date hereof (including any renewal, extension, refinancing or replacement of such credit facilities on substantially the same or similar terms) in an aggregate amount not to exceed the maximum amount authorized under the agreements evidencing such indebtedness, or (B) any other indebtedness incurred in the ordinary course of business in an aggregate amount up to $5,000,000;

(iii)    amend or propose to amend the certificate of incorporation or bylaws of the Company; or

(iv)    (A) acquire the assets or securities of any Person for consideration in excess of $5,000,000, (B) dispose of the assets or equity securities of the Company with a fair market value in excess of $5,000,000 or for consideration in excess of $5,000,000, or (C) undertake any transaction other than in the ordinary course of business with a value in excess of $10,000,000, in each case individually or in the aggregate.

Section 3.2    Acts of the Company Requiring Approval of the Investor. In addition to any other approvals required under the Company Certificate, the Company Bylaws and applicable Law, none of the following actions by the Company and its Subsidiaries may be approved, adopted, authorized, or taken or otherwise may occur (whether by merger, consolidation, recapitalization or otherwise) without the prior written approval by (i) the Investor or (ii) any Investor Director then serving on the Board:

(a)    any declaration of dividends or other distributions by the Company or any of its Subsidiaries, other than intra-company dividends or distributions made by wholly-owned subsidiaries of the Company;

(b)    the creation of any new class of equity security of the Company or any of its Subsidiaries, the repurchase, redemption or other retirement for value of equity securities of the Company (or any of its Subsidiaries or securities exchangeable or exercisable for, or convertible into, any such equity securities, and the amendment of the rights, preferences or privileges provided to any class of equity security (other than (A) intra-company issuances and repurchases among the Company and its wholly-owned Subsidiaries, (B) repurchases of equity securities held by members of management of the Company and its subsidiaries made in the ordinary course in connection with the termination of employment); and

(c)    any increase or decrease in the size of the Board, other than the increase in the size of the Board to seven (7) members as required by Section 2.1 and the Stock Purchase Agreement.

Section 3.3    Acts of the Company Requiring Approval of Independent Director. From the Closing Date and ending on the earlier of (a) the fifth anniversary of the Closing Date or (b) the occurrence of, following the Closing Date, the Company’s Consolidated Net Income for any two consecutive full fiscal years (starting with the Company’s 2017 fiscal year) is negative, none of the following actions by the Company and its Subsidiaries may be approved, adopted, authorized, or taken or otherwise may occur without the prior written approval by at least one Independent Director then serving on the Board, provided that such Independent Director shall not be an Investor Director:

(a)    merger, consolidation or other business combination transaction, or the sale of material assets of the Business outside the ordinary course of business;

(b)    amendment to any of the Company’s organizational documents that will have material adverse impact on the rights of the stockholders;

(c)    change of the Company’s primary business address from its current location;

(d)    insolvency or bankruptcy proceeding or other reorganization of the Company;

(e)    reduction in labor force in excess of 20% of the labor force of the Company as of the date hereof; or

(f)    change in the size of the Board other than as contemplated hereunder.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1    Demand Registration.

(a)    Request by the Investor. Subject to the terms of this ARTICLE IV, for so long as the Investor beneficially owns a number of Common Stock (including Common Stock issuable upon conversion of the Preferred Stock) that, in aggregate, is equal to at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Investor may by written notice to the Company (a “Demand Notice”) request the Company to effect the Registration of all or part of the Registrable Securities owned by the Investor. Each request must specify the number of Registrable Securities for which registration is requested and the intended method or methods of distribution thereof. Upon receipt of such a request, the Company shall as soon as practicable cause the Registrable Securities specified in such Demand Notice to be Registered and/or qualified for sale and distribution in such jurisdictions as the Investor may reasonably request, to the extent necessary to permit the disposition (in accordance with the intended methods as aforesaid). The Company shall use its reasonable best efforts to cause such Registration and/or qualification to be complete as soon as practicable, but in no event later than ninety (90) days, after receipt of the Demand Notice. The Company shall be obligated to effect no more than one (1) Registration requested by the Investor during any twelve-month period; provided that a Registration shall not be deemed to have been effected under this Section 4.1 if (i) less than all Registrable Securities set forth in such Demand Notice are Registered in such Registration or (ii) prior to the sale of all of the Registrable Securities included in the applicable registration relating to such request, such Registration is adversely affected by any stop order, injunction or other order or requirement of the Commission (other than any such stop order, injunction, or other requirement of the Commission prompted by act or omission of the Investor). The Investor acknowledges and agrees that the Company is not current in its reporting obligations under the U.S. Securities Laws and that it will not be able to effect a Registration while the Company is not current in its reporting obligations under the U.S. Securities Laws, provided that the Company shall use its reasonable best efforts to become current in its reporting obligations under the U.S. Securities Laws as soon as practicable.

(b)    Limitation. The Company shall not be obligated to Register or qualify Registrable Securities pursuant to Section 4.1(a) above, if the aggregate offering price of the Registrable Securities to be Registered under the Demand Notice is less than $3,000,000.

(c)    Right of Deferral. If, after receiving a Demand Notice, the Company furnishes to the Investor a certificate signed by an officer or director of the Company stating that, in the good faith judgment of the Board, it would materially interfere with a bona fide business, acquisition or divestiture or financing transaction of the Company or is reasonably likely to require premature disclosure of information, the premature disclosure of which would reasonably be expected to materially and adversely affect the Company, then the Company shall have the right to defer such filing for a period not exceeding ninety (90) days from the receipt of a Demand Notice; provided, that the Company shall not utilize this right more than once in any twelve (12) month period; and provided further that the Company shall not Register any other Securities during such ninety (90) day period (other than Exempt Registrations). In the event that the Company exercises such right, the Investor shall be entitled to withdraw its Demand Notice by written notice to the Company and such withdrawn Demand Notice shall not constitute a request by such Investor to effect a Registration under Section 4.1(a).

(d)    Shelf Registration. The Company shall use its reasonable best efforts to facilitate its eligibility under U.S. Securities Laws to use a Shelf Registration Statement. Upon the written request of the Investor, and provided that the Company is eligible to use a Shelf Registration Statement, the Company shall file a Shelf Registration Statement covering all of the Registrable Securities of the Investor as soon as practicable, but in no event later than thirty (30) days, after receipt of such request. Unless such Shelf Registration Statement shall become automatically effective, the Company shall use its reasonable best efforts to cause the Shelf Registration Statement to become or be declared effective by the Commission for all of the Registrable

Securities of the Investor as promptly as practicable after the filing thereof. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement (or a successor Registration Statement filed with respect to the Registrable Securities) continuously effective (including by filing a new Shelf Registration Statement if the initial Shelf Registration Statement expires) in order to permit the prospectus or any prospectus supplement related thereto to be lawfully delivered and the Shelf Registration Statement useable for resale of such Registrable Securities until such Registration Securities may be sold without restriction or limitation under Rule 144.

(e)    Underwriting Election. The Investor may request to distribute its or its Affiliates’ Registrable Securities in an underwritten offering by notifying the Company in writing (the “Underwriting Election”). Upon receipt of an Underwriting Election, the Company shall use its reasonable best efforts to cause such Registration or “takedown” of such Shelf Registration Statement to be in the form of a firm commitment underwritten offering and the managing underwriters for such offering shall be internationally reputable investment banking firms selected by the Company. If such investment banking firm is not one of the bulge bracket investment banks, the investment banking firm selected by the Company should be reasonably acceptable to the Investor.

Section 4.2    Piggyback Registrations.

(a)    Registration of the Company’s Securities. Subject to Section 4.2 (c) hereof, for so long as the Investor beneficially owns a number of Common Stock (including Common Stock issuable upon conversion of the Preferred Stock) that, in aggregate, is equal to at least five percent (5%) of the Common Stock of the Company, if the Company proposes to Register for its own account any of its Securities (other than a registration statement on S-4 or S-8 or Shelf Registration Statement (or any substitute form that may be adopted by the SEC) for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively), or for the account of any holder of Securities any of such holder’s Securities, in connection with the public offering of such Securities, the Company shall promptly give the Investor written notice of such Registration and, upon the written request of the Investor given within fifteen (15) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested by the Investor. If the Investor decides not to include all or any of its Registrable Securities in such Registration by the Company, the Investor shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of its Securities upon the terms and conditions set forth herein.

(b)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration that was initiated by it under this Section 4.2 prior to the effectiveness of such Registration whether or not the Investor has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company, in accordance with Section 4.4 hereof.

(c)    Underwriting Requirements. In connection with any offering involving an underwriting of the Company’s Securities, the Company shall not be required to Register the

Registrable Securities of the Investor under this Section 4.2 unless the Investor’s Registrable Securities are included in the underwriting and the Investor enters into an underwriting agreement in customary form with the underwriters and setting forth such terms for the underwriting. In the event the underwriters advise the Investor seeking Registration of Registrable Securities pursuant to this Section 4.2 in writing that, in their reasonable opinion, market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Securities to be underwritten, the underwriters may exclude some or all Registrable Securities from the Registration and underwriting; provided that the Company shall include the Company’s Securities in such registration, in the priority listed below: (i) in the event the Company initiated such piggyback registration, the Company shall include in such piggyback registration first, the Securities the Company proposes to register and second, the Securities of all other selling security holders, including the Registrable Securities requested to be included by the Investor to be included in such piggyback registration in an amount that, together with the Securities the Company proposes to register, shall not exceed the maximum offering size and shall be allocated among such selling security holders on a pro rata basis; and (ii) in the event any holder of Securities initiated such piggyback registration, the Company shall include in such piggyback registration first, the Securities such initiating security holder proposes to register, second, pro rata among any other Securities requested to be registered pursuant to a contractual right of registration (including Securities requested to be Registered by the Investor pursuant to this Section 4.2) and third, any Securities the Company proposes to register, in an amount that, together with the Securities the initiating security holder and the other selling security holders propose to register, shall not exceed the maximum offering size; provided further that the number of the Registrable Securities that are included in an underwriting must not be reduced below thirty percent (30%) of the total number of Registrable Securities requested by the Investor to be included in the Registration. If the Investor (or its Affiliate) disapproves of the terms of any underwriting, the Investor (or such Affiliate) may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

(d)    Exempt Registration. The Company shall have no obligation to Register any Registrable Securities under this Section 4.2 in connection with an Exempt Registration.

(e)    Not a Demand Registration. Registration pursuant to this Section 4.2 shall not be deemed to be a Registration as described in Section 4.1(a). There shall be no limit on the number of times the Investor may participate in Registration of Registrable Securities under this Section 4.2.

Section 4.3    Procedures. Whenever required under this ARTICLE IV to effect the Registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, keep the Registration Statement effective and current for the earlier of ninety (90) days or until the date on which all Registrable Securities included in such Registration Statement shall have been sold or shall have otherwise ceased to be Registrable Securities; provided, that a Shelf Registration shall be kept effective and current for the earlier of eighteen (18) months or until the date on which all Registrable Securities included in such Registration Statement shall have been sold or shall have otherwise ceased to be Registrable Securities, subject to Section 4.1; provided further that before filing such Registration Statement or any amendments thereto, the Company will furnish to the counsel selected by the Investor copies of all such documents proposed to be filed;

(b)    prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus or prospectus supplement used in connection with the Registration Statement as may be necessary to comply with the provisions of U.S. Securities Law with respect to the disposition of all Securities covered by the Registration Statement;

(c)    furnish to the Investor and underwriters the number of copies of a prospectus, including a preliminary prospectus, required by U.S. Securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by the Investor;

(d)    use its reasonable best efforts to Register and qualify the Securities covered by the Registration Statement under U.S. Securities Laws, as reasonably requested by the Investor or underwriters; provided that the Company shall not be required to qualify to do business, subject itself to taxation in or file a general consent to service of process in any such jurisdictions; and provided further that in the event any jurisdiction in which the Securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the Securities be borne by the selling Shareholders, those expenses shall be payable by such selling Shareholders on a pro rata basis;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in customary form (including indemnification provisions and procedures customary in underwritten offerings) and take all such other actions reasonably requested by the underwriters to expedite or facilitate the underwritten disposition of such Registrable Securities (including making its officers and management team available for investor road shows, sales events, marketing activities and other meetings) and in connection therewith in any underwritten offering, (i) make such representations and warranties to the underwriters and the Investor with respect to the business of the Company and its Subsidiaries, and the Registration Statement, prospectus and documents incorporated or deemed to be incorporated by reference therein, in each case, in customary form and confirm the same if and when requested, (ii) furnish opinions of counsel to the Company, addressed to the underwriters covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements or financial data are included in the Registration Statement) who have certified the financial statements included in the Registration Statement, addressed to the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters and (iv) deliver such documents and certificates as may be reasonably requested by the Investor whose Registrable Securities being sold in connection therewith, its counsel and the underwriters to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

(f)    promptly notify the Investor: (i) when the Registration Statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the prospectus used in connection with the Registration Statement or any additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings by any Person for that purpose; and (iv) of the receipt by the Company of any written notification with respect to the suspension of the qualification of any Registrable Securities for sale in any jurisdiction or the initiation or overt threat of any proceeding for such purpose;

(g)    notify the Investor, at any time when a prospectus relating thereto is required to be delivered under U.S. Securities Laws, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and promptly prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus and file any other required document, and prepare and furnish to the Investor and underwriters a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary, so that, as thereafter delivered to the Investor and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h)    use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any Registration Statement at the earliest practicable time;

(i)    if any such Registration Statement refers to the Investor by name or otherwise as the holder of any Securities, and if the Investor is advised by counsel that it is or may be deemed to be a control person in relation to, or an Affiliate of, the Company, then the Investor shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to the Investor, to the effect that the holding by the Investor is not to be construed as a recommendation by the Investor of the investment quality of the Company’s Securities covered thereby and that such holding does not imply that the Investor will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to the Investor by name or otherwise is not, based on the advice of the counsels to the Company, the Investor and if applicable, the underwriters, required by the Securities Act or any similar federal statute then in force, the deletion of the reference to the Investor;

(j)    if requested by the Investor or the underwriters, include in a prospectus supplement or amendment to the Registration Statement such information as reasonably required to be included therein in order to permit the intended method of distribution of the Registrable Securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company’s receipt of such request;

(k)    provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;

(l)    subject to the execution of confidentiality agreements reasonably satisfactory in form and substance to the Company, pursuant to the reasonable request of the Investor or underwriters, make available for inspection by the Investor, any underwriters participating in any disposition pursuant to a Registration Statement and any attorneys or accountants or other agents retained by any such underwriters or selected by the Investor, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by the Investor, underwriters, attorneys, accountants, or agents, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith;

(m)    use its reasonable best efforts to cause the transfer agent to remove restrictive legends on certificates representing the securities covered by such Registration Statement, as appropriate and settle any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Investor or underwriters;

(n)    cooperate with the Investor and the underwriters to facilitate the timely delivery of Registrable Securities to be sold and to enable such Registrable Securities to be issued in such denominations and registered in such names as the Investor may reasonably request at least two (2) Business Days prior to the closing of any sale of Registrable Securities; and

(o)    use its reasonable best efforts to cause the Registrable Securities to be listed on the Nasdaq.

Section 4.4    Expenses of Registration. All expenses incurred in connection with Registrations, filings or qualifications pursuant to a Registration shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective, provided that any underwriters’ discounts and selling commissions, in each case related to Registrable Securities Registered in accordance with this Agreement, shall be borne by the Investor on a pro rata basis based on the Investor’s relative percentage of Registrable Securities included in such Registration. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this ARTICLE IV (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the Nasdaq.

Section 4.5    Indemnification.

(a)    Company Indemnification.

(i)    To the extent permitted by applicable Law, the Company will indemnify and hold harmless the Investor, each Person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and their respective officers, directors, members, managers, shareholders, agents and employees and any underwriter for the Company and each Person who controls such underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against all losses, claims, costs, damages or liabilities (whether joint or several) to which they may become subject under applicable Laws or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement (or alleged untrue statement) of a material fact contained in such Registration Statement, including any preliminary prospectus or Final Prospectus contained therein or any amendments or supplements thereto, (ii) the omission (or alleged omission) to state in the Registration Statement, including any preliminary prospectus or Final Prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of U.S. Securities Laws, or any rule or regulation promulgated under U.S. Securities Laws. The Company will reimburse any Person intended to be indemnified pursuant to this Section 4.5(a) for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(ii)    The indemnity agreement contained in this Section 4.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by the Investor, underwriter or controlling Person.

(iii)    The foregoing indemnity of the Company is subject to the condition that, insofar as they relate to any defect in a preliminary prospectus but such defect has been eliminated or remedied in the amended prospectus on file with the Commission at the time the applicable Registration becomes effective (the “Final Prospectus”), such indemnity shall not inure to the benefit of any Person if a copy of the Final Prospectus was timely furnished to the Investor or underwriter and was not furnished to the Person asserting the loss, liability, claims or damages at or prior to the time such action is required by the Securities Act.

(b)    Investor Indemnification.

(i)    To the extent permitted by applicable Law, the Investor will indemnify and hold harmless the Company, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and each of their respective officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees from and against all losses, claims, costs, damages or liabilities (whether joint or several) to which any of the foregoing Persons may become subject, under U.S. Securities Laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, including any preliminary prospectus or Final Prospectus contained therein or any amendments or supplements thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse any Person intended to be indemnified pursuant to this Section 4.5(b) for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, including any preliminary prospectus or Final Prospectus contained therein or any amendments or supplements thereto, in reliance upon and in conformity with written information furnished to the Company and signed by the Investor and intended to be specifically for use therein.

(ii)    The indemnity contained in this Section 4.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor (which consent shall not be unreasonably withheld), and in no event shall the aggregate indemnity under this Section 4.5(b) (including any reimbursement of any expenses) exceed the net proceeds (less underwriting discounts and selling commissions) from the offering received by the Investor. The Investor will not be required to enter into any agreement or undertaking in connection with any Registration providing for any indemnification or contribution on the part of the Investor greater than the Investor’s obligations under this Section 4.5.

(c)    Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 4.5(a) or Section 4.5(b) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 4.5(a) or Section 4.5(b), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and to assume the defense thereof with counsel reasonably satisfactory to the indemnifying party. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. It is understood and agreed that the Indemnifying Party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties and that all such fees and expenses shall be reimbursed as they are incurred. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 4.5to the extent the indemnifying party is so prejudiced, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.5.

(d)    Contribution. If any indemnification provided for in Section 4.5(a) or Section 4.5(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5(b) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 4.5(d), (i) the Investor as an indemnifying party shall not be required to contribute any amount in excess of the amount that the Investor has otherwise been, or would otherwise be, required to pay pursuant to this Section 4.5(d) by reason of such untrue or alleged untrue statement or omission or alleged omission and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to a contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 4.6    Reports under the Exchange Act. With a view to making available to the Investor the benefits of Rule 144 or pursuant to a Registration on a Shelf Registration Statement, the Company agrees to use reasonable best efforts to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)    file with the Commission in a timely manner all reports and other documents required of the Company under all U.S. Securities Laws;

(c)    promptly furnish to the Investor upon request (i) a written statement by the Company that it has complied with the reporting requirements of all U.S. Securities Laws or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to a Shelf Registration Statement, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing the Investor of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to a Shelf Registration Statement; and

(d)    if the Company is no longer subject to the periodic reporting requirements under Section 13 or 15(d) of the Exchange Act, prepare and furnish to the Investor and make publicly available in accordance with Rule 144(c) such information as is required for the Investor to sell shares under Rule 144, and take such further action as any holder of the Investor shares may reasonably request to the extent required from time to time to enable such Person to sell the shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 4.7    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the approval of the Investor, enter into any agreement with any holder or prospective holder of any Securities that would (i) grant such holder or prospective holder any registration rights more favorable to such holder or prospective holder than those rights granted pursuant to this ARTICLE IV, (ii) allow such holder or prospective holder to demand Registration of their securities, unless under the terms of such agreement, such holder or prospective holder may demand such Securities in any such Registration only to the extent that the demand of such securities will not reduce the amount of the Registrable Securities of the Investor that are demanded or (iii) allow such holder or prospective holder to include such securities in any Registration filed under Section 4.1(d), Section 4.1(e) or Section 4.2, unless under the terms of such agreement such holder or prospective holder may include such Securities in any such Registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Investor that are included.

Section 4.8    Termination of the Investor’s Registration Rights. The right of the Investor to request Registration or inclusion of Registrable Securities in any Registration pursuant to Section 4.1 or Section 4.2 shall terminate when all of the Investor’s Registrable Securities may be sold without restriction or limitation under Rule 144.

Section 4.9    Assignment of the Investor’s Registration Rights. The rights and obligations of the Investor under this ARTICLE IV may be assigned by the Investor to any transferee or assignee of any of the Investor’s Registrable Securities; provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Securities with respect to which such registration rights are being assigned and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this ARTICLE IV.

ARTICLE V

PREEMPTIVE RIGHT

Section 5.1    At any time the Company proposes to issue any Securities or transfer any Securities that have been repurchased from the open market and held under the Company’s brokerage account or otherwise held under the Company’s name, including any Common Stock (the “New Securities”), other than: (i) the New Issuance Exceptions and (ii) the issuance of Common Stock on a pro rata basis in connection with the payment of any share dividends, the Company shall notify the Investor in writing of such proposal (an “Issue Notice”). The Issue Notice shall specify the number and type of New Securities to be offered by the Company and all material terms and conditions of the proposed offer (including the proposed price or range of prices) per New Security.

Section 5.2    The Investor shall have the right to purchase, or to purchase through an Affiliate, up to a number of New Securities so as to enable the Investor to beneficially hold, after the issue of the New Securities which are the subject to the Issue Notice, a pro rata portion of the New Securities equal to the percentage of the issued and outstanding Common Stock then beneficially owned by the Investor prior to the issuance of the New Securities upon the same terms and conditions set forth in the Issue Notice, by giving written notice to the Company of the exercise of this right within thirty (30) days of Investor’s receipt of the Issue Notice (the “Election Notice”). If such notice is not given by the Investor within such thirty (30) days thereof, the Investor shall be deemed to have elected not to exercise its preemptive rights under this ARTICLE V with respect to the issuance described in that specific Issue Notice.

Section 5.3    If the Investor (or its Affiliate) exercises its preemptive rights under this ARTICLE V, the closing of the purchase of the New Securities with respect to which such right has been exercised (the “Preemptive Rights Closing Date”) shall take place at the time of the closing of the issuance or transfer of the New Securities, which may not be earlier than ten (10) Trading Days after the giving of the Election Notice, provided that the Preemptive Rights Closing Date may be extended for a maximum of sixty (60) Trading Days to the extent required to comply with applicable Laws (including receipt of any required regulatory approvals). The Company and the Investor (or its Affiliate exercising preemptive rights under this ARTICLE V) will use commercially reasonable efforts to secure any required regulatory or shareholder approvals or other consents in a timely manner, and to comply with any applicable Law necessary in connection with the offer, sale and purchase of, such New Securities.

Section 5.4    In the event that the Investor (or its Affiliate) fails to exercise its preemptive rights under this ARTICLE V within such thirty (30) days period, or in the event that the Investor fails to consummate the purchase of such New Securities within the specified period of time pursuant to Section 5.3 (other than as a result of breach or fault of the Company), the Company shall thereafter be entitled to issue and sell within sixty (60) Trading Days the New Securities not elected to be purchased by the Investor (or its Affiliate) pursuant its preemptive rights to this ARTICLE V, at a price no less than that specified in the Issue Notice, and otherwise upon terms and conditions no more favorable in the aggregate to any purchaser of such New Securities than were specified in the Issue Notice. In the event the Company has not issued and sold such New Securities within such sixty (60) Trading Day period, the Company shall not thereafter offer, issue or sell such New Securities without first offering such New Securities to the Investor in the manner provided in this ARTICLE V.

Section 5.5    In the case of the offering of New Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the New Securities being offered as of the date the Board authorizes the offering of such New Securities.

ARTICLE VI

CERTAIN AGREEMENTS

Section 6.1    Reports. The Company will maintain proper books of account and records in accordance with generally accepted accounting principles applied on a consistent basis. The Company will to deliver the following to the Investor:

(a)    within ninety (90) days after the end of each fiscal year of the Company, audited consolidated financial statements of the Company and its Subsidiaries including audited consolidated profit and loss accounts, balance sheets and statements of cash flow prepared in accordance with generally accepted accounting principles (except as otherwise disclosed therein) and the auditor’s report with respect thereto;

(b)    within forty (40) days after the end of each fiscal quarter of the Company (other than the fourth quarter), unaudited quarterly consolidated financial statements of the Company, including consolidated profit and loss accounts, balance sheets and statements of cash flow of the Company for such fiscal quarter;

(c)    no later than thirty (30) days prior to the end of each fiscal year, an annual budget for the succeeding fiscal year consistent with the Company’s past practices setting forth, among other things, the projected budget for operation of business, the projected incurrence, assumption or refinancing of material indebtedness, projected revenue and profit;

(d)    unaudited monthly revenue of the Company and its Subsidiaries and data tracking, within thirty (30) days after the end of each month; and

(e)    such information as reasonably requested by the Investor (i) to assist the Investor in the financial consolidation of the Company’s results, or (ii) to comply with applicable Law, generally applicable accounting principles, or the rules or regulations of any securities exchange;

provided that no public release or disclosure of any information provided to the Investor pursuant to this Section 6.1 shall be made by the Investor or any of its Affiliates or any Person that receives information from them without the prior written consent of the Company, except to the extent (i) such information has previously been publicly released or disclosed by the Company or (ii) as such public release or disclosure may be required by applicable securities law or the rules or regulations of any securities exchange, in which case the Investor shall allow the Company reasonable time to comment on such release or disclosure in advance of such issuance and shall make reasonable best efforts to reflect any such comments

Section 6.2    Information Required for Financial Consolidation. The Company acknowledges that the Investor intends to consolidate the financials of the Company upon the conversion of the Preferred Stock acquired by the Investor under the Share Purchase Agreement and the exercise of the Warrant. The Company agrees to use reasonable best efforts to provide all necessary assistances and all requisite information/documents as reasonably requested by the Investor to achieve such purpose.

Section 6.3    Access to Information. The Company shall afford the Investor and its directors, officers, employees, auditors and advisors, upon reasonable notice, reasonable access to the offices, properties, facilities, and books and records and management of the Company and its Subsidiaries; provided, however, that any such access shall be conducted during normal business hours and in such a manner as not to interfere with the normal operations of the Company or its Subsidiaries.

Section 6.4    Standstill Agreement. For a period commencing with the date of this Agreement and ending on the earlier of (a) three (3) years following the Closing Date, (b) the date when the Investor exercises the Warrant in full, or (c) the occurrence of a Significant Event, other than a Permitted Purchase or with the consent of at least seventy-five percent (75%) of the members of the Board, each of the Investor and Founders agree not to, and to cause their respective Affiliates not to, (i) acquire, offer to acquire, or agree to acquire, by purchase or otherwise, any Securities (or beneficial ownership thereof), or rights or options to acquire any Securities (or beneficial ownership thereof), or any assets or businesses of the Company or its Subsidiaries constituting a significant portion of the consolidated assets of the Company and its Subsidiaries; (ii) make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions), any merger, consolidation, tender or exchange offer, amalgamation, scheme of arrangement, recapitalization, reorganization, liquidation, dissolution, business combination, issuance or repurchase of Securities (including any tender offer) or other extraordinary transaction involving the Company, any of the assets of the Company or its Subsidiaries constituting a significant portion of the consolidated assets of the Company and its Subsidiaries; (iii) advise, encourage, support or influence any Person (except the Board) with respect to any of the foregoing; (iv) initiate, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person or entity with respect to the voting of any Voting Securities of the Company, or form, join or in any way participate in a group for the purpose of the voting of any Voting Securities of the Company (other than as contemplated hereunder or under the Shareholders Agreement); or (v) publicly request the Company or Board amend or waive any provision of this paragraph (including this sentence), or contest the validity of this paragraph (including this sentence); provided, that nothing in the preceding clauses shall (A) restrict the Investor from making a private, non-public, proposal to the Board for any of such matters, (B) apply to any “beneficial ownership” of Securities acquired or deemed to be acquired by virtue of any of the arrangements expressly contemplated under the Transaction Documents, including any voting agreements contemplated under the Shareholders Agreement, or (C) in any way be deemed to require any Investor Director to take (or omitting to take) any actions in a manner he or she reasonably believes would be inconsistent with the fiduciary duties of the Directors under applicable Law (or obligate the Investor to cause any Investor Director to act or omit to act in a manner in which such Investor Director reasonably believes would be inconsistent with the fiduciary duties of the Directors under applicable Law). In addition to any other available remedies, the Investor, Founders or any of their Affiliates, successors or permitted assigns shall not have the right to vote or grant consents with respect to any Securities acquired in violation of this Section 6.4(i) and agrees to promptly sell any such Securities and shall be restrained from voting or granting consents with respect to all of its Securities at any annual or special meeting of the stockholders of the Company, however called, or in connection with any action by written consent in lieu of any such annual or special meeting of stockholders of the Company in violation of this Section 6.4(iv) and any decision, action or transaction by such Person made or effected in violation of this Section 6.4(iv) shall be null and void ab initio. Notwithstanding the foregoing, if following any Permitted Purchase made by the Founders, the Investor and its

Affiliates and their respective transferees no longer hold, in the aggregate, the largest number of shares of Common Stock of the Company (assuming the conversion of Series B Preferred Stock into Common Stock, and with the Founders deemed as one single shareholder for the purpose of such determination), the Investor shall have the right to purchase such number of shares of Common Stock or other Securities so as to enable the Investor and its Affiliates and their respective transferees to become the holders, in the aggregate, of the largest number of shares of Common Stock of the Company (assuming the conversion of Series B Preferred Stock into Common Stock, and with the Founders deemed as one single shareholder for the purpose of such determination), any such purchases shall not be deemed to violate the provision of this Section 6.4.

Section 6.5    Agreement to Issue Additional Stock. The Investor hereby agrees that, to the extent not reserved for issuance in December 2016 prior to the Closing, the Company may, at its discretion, reserve Securities for issuance under its existing employee equity incentive compensation plans or the Key Employee Retention Program as defined in the Share Purchase Agreement, and issue such reserved Securities to its employees pursuant to such employee incentive compensation plan(s); provided, however, that any such reservation or issuance of new Securities shall not exceed 500,000 shares of Common Stock or any other Securities which by its terms are convertible into or exchangeable or exercisable for equivalent amount of Common Stock. Notwithstanding the foregoing, if following the issuance of such new Securities to the employees, the Investor and its Affiliates and their respective transferees no longer hold, in the aggregate, the largest number of shares of Common Stock of the Company (assuming the conversion of Series B Preferred Stock into Common Stock, and with the Founders deemed as one single shareholder for the purpose of such determination), the Investor shall have the right to purchase such number of shares of Common Stock or other Securities so as to enable the Investor and its Affiliates and their respective transferees to become the holders, in the aggregate, of the largest number of shares of Common Stock of the Company (assuming the conversion of Series B Preferred Stock into Common Stock, and with the Founders deemed as one single shareholder for the purpose of such determination), any such purposes shall not be deemed to violate the provision of Section 6.4.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1    Confidentiality. Each of the Company and the Investor hereby agrees that it will, and will cause its respective Affiliates and its and their respective representatives to hold in strict confidence any non-public records, books, contracts, instruments, computer data and other data and information concerning the other parties hereto, whether in written, verbal, graphic, electronic or any other form provided by any party hereto (except to the extent that such information has been (a) previously known by such party on a non-confidential basis from a source other than the other parties hereto or its representatives, provided that such source is not prohibited from disclosing such information to such party or its representatives by a contractual, legal or fiduciary obligation to the other parties hereto or its representatives, (b) in the public domain through no breach of this Agreement by such party, (c) independently developed by such party or on its behalf, or (d) later lawfully acquired from other sources) (the “Confidential Information”). In the event that a party hereto is requested or required by Law, Governmental Authority or other applicable judicial or governmental order to disclose any Confidential

Information concerning any of the other parties hereto, such party shall, to the extent legally permissible, provide the other parties with sufficient advance written notice of such request or requirement and, if requested by another party hereto (at such other party’s sole expense) assist such other party in seeking a protective order or other appropriate remedy to limit or minimize such disclosure.

Section 7.2    Termination. Unless expressly provided otherwise herein, in addition to the other termination provisions in this Agreement, this Agreement shall terminate, and have no further force and effect upon a written agreement to that effect, signed by all parties hereto, provided that, notwithstanding the foregoing, following the Closing, (1) ARTICLE IV shall survive (including with respect to any transferee or assignee of the Investor’s Registrable Securities to whom the rights and obligations of the Investor under ARTICLE IV were assigned in accordance with Section 4.9) any termination of this Agreement until the specific provisions thereof terminate in accordance with their express terms, (2) ARTICLE V shall survive any termination of this Agreement until the specific provisions thereof terminate in accordance with their express terms, and (3) the Investor’s rights hereunder shall terminate to the extent that the Investor ceases to own Securities representing, in the aggregate, at least five percent (5%) of the total outstanding Common Stock (calculated on a fully-diluted as-converted basis and excluding all Securities issued pursuant to the New Issuance Exceptions).

Section 7.3    Notices. Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with an internationally recognized overnight courier service; in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Power Solutions International, Inc.

201 Mittel Dr.

Wood Dale IL 60191

Attention: Gary Winemaster, CEO

Email: Gary.Winemaster@Psiengines.com

with a copy (which shall not constitute notice) to:

Power Solutions International, Inc.

Legal Department

201 Mittel Dr., Wood Dale IL 60191

Attention: William Buzogany, General Counsel

Email: Wbuzogany@Psiengines.com

If to the Investor:

Weichai America Corp.

Attention: Victory Liu

3100 Golf Road Rolling Meadows

IL 60008

Email: victor.liu@weichaiamerica.com

with a copy (which shall not constitute notice) to:

King & Wood Mallesons

20th Floor, East Tower, World Financial Center

1 Dongsanhuan Zhonglu, Chaoyang District Beijing 100020

People’s Republic of China

Attention: Xu Ping

Email: xuping@cn.kwm.com

and

O’Melveny & Myers LLP

37th Floor, Yin Tai Centre, Office Tower

No. 2 Jianguomenwai Avenue, Beijing 100022

People’s Republic of China

Attention: Ke Geng, Esq. and Nima Amini, Esq.

Email: kgeng@omm.com; namini@omm.com

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 7.3 by giving the other parties written notice of the new address in the manner set forth above.

Section 7.4    Reserved.

Section 7.5    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws thereunder other than New York General Obligations Law Section 5-1401.

Section 7.6    Dispute Resolution.

(a)    Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the London Court of International Arbitration (“LCIA Rules”) by one or more arbitrators appointed in accordance with the LCIA Rules (the “Arbitral Tribunal”);

(b)    The arbitration shall be conducted by a sole arbitrator unless either party objects, in which case the arbitration shall be conducted by a panel of three arbitrators. Where the arbitration is to be conducted by a sole arbitrator, the parties shall attempt to agree upon the selection of the sole arbitrator. If they cannot reach agreement within 30 days from the commencement of the arbitration, the sole arbitrator shall be appointed by the Court of the LCIA (the “LCIA Court”) in accordance with the LCIA Rules. Where the arbitration is to be conducted by a panel of three arbitrators, each party shall nominate one arbitrator and the two party-nominated arbitrators shall then select the chairman of the Arbitral Tribunal. If the two party-nominated arbitrators are unable to do so within 30 days after the commencement of the arbitration or any mutually agreed extension thereof, the chairman shall be selected by the LCIA Court in accordance with the LCIA Rules;

(c)    The place of arbitration shall be London;

(d)    The language of the arbitration shall be English;

(e)    Each arbitrator shall be licensed to practice law in New York;

(f)    Each party shall have the right to apply to any court of competent jurisdiction and/or to the Arbitral Tribunal for an order or award of interim, provisional or conservatory measures in order to maintain the status quo or to protect its rights or property pending arbitration pursuant to this Agreement or for the purpose of compelling a party to arbitrate and seeking temporary or preliminary relief in aid of an arbitration hereunder, and any such application shall not be deemed incompatible with, or a waiver of, the parties’ agreement to arbitrate;

(g)    The Arbitral Tribunal shall have power to take whatever interim measures it deems necessary, including injunctive relief, specific performance and other equitable relief, including in accordance with the provisions set forth in Section 7.14 of this Agreement;

(h)    The award rendered by the Arbitral Tribunal shall be final and binding between the parties and not subject to appeal or other recourse; and

(i)    Recognition and enforcement of any award rendered by the Arbitral Tribunal may be sought in any court of competent jurisdiction.

Section 7.7    Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 7.8    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 7.9    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 7.10    Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 7.11    Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 7.12    Aggregation of Shares. All Securities held or acquired by the Investor shall be aggregated together for the purpose of determining the availability of any rights of the Investor under this Agreement.

Section 7.13    Investor Rights Agreement to Control. If, and to the extent that, there are inconsistencies between the provisions of this Agreement and those of the Company Certificates and the Company Bylaws, the terms of this Agreement shall control to the extent permissible under any applicable Law. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Company Certificates and the Company Bylaws so as to eliminate such inconsistency to the extent permissible under any applicable Law.

Section 7.14    Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 7.15    Amendment; Waiver. Any provision of this Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 7.15 shall be binding upon the Company and the Investor and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

Section 7.16    Expenses. Except as expressly provided herein, each party will bear its own costs and expenses incurred by it or on its behalf in connection with the Transaction Documents and the transactions contemplated thereby.

Section 7.17    Public Announcements. Without limiting any other provision of this Agreement, the parties hereto, to the extent permitted by applicable Law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable Law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

POWER SOLUTIONS INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

WEICHAI AMERICA CORP.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]